SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   April 17, 2008

BLACK NICKEL ACQUISITION CORP. III
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware		83-0432183
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

300 Colonial Center Parkway
Suite 260
Roswell, Georgia 30076
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(678) 353-2190
(ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 17, 2008, Black Nickel Acquisition Corp. III, a Delaware corporation, (the “Company”) entered into a letter of intent (the “Letter of Intent”) with 7 Billion People, Inc. (“7BP”). Pursuant to the terms of the Letter of Intent, 7BP and the Company will enter into definitive merger agreements (“Definitive Agreements”) whereby 7BP will merge with the Company on or before June 15, 2008 (the “Merger”).

Pursuant to the Letter of Intent, the principal terms of the Merger will be as follows:

1)
The Company shall issue 28,500,000 unregistered shares of common stock in exchange for the 100% of the issued and outstanding shares of 7BP. As a result, a total of 30 million shares of common stock will be outstanding upon closing but prior to the financing;

2)
A condition to closing for the Company and 7BP will be the completion of a private placement of securities raising gross proceeds of at least $5,500,000.00 on terms reasonably acceptable to the Company and 7BP. Also, 7BP will repay all outstanding loans on the books of the Company (not to exceed $40,000.00) on the closing of the financing and reverse merger.

3)	After the closing, the Company will register for resale all its currently outstanding shares at its cost.

The following sets forth a brief description of 7BP:

7 Billion People builds software products that transparently and anonymously gather key information about website visitors. Then, we instantly process that information to develop a unique view of that visitor's preferences and preferred communication style. These "Portraits" allow content developers, e-commerce marketers and others to personalize and optimize the customer experience on their website.

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Businesses Acquired.
None; not applicable.

(b)	Pro Forma Financial Information.
None; not applicable.

(c)	Exhibits.

Exhibit Number	Description

10.1	Letter of Intent for Reverse Merger between the Company and 7 Billion People, Inc. entered into on April 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK NICKEL ACQUISITION CORP. III

Dated: May 14, 2008	By:	/s/ Jay Prag
Jay Prag
President and Director